Exhibit 99.1

LYDALL ANNOUNCES THE CONSOLIDATION OF ITS NORTH AMERICAN

AUTOMOTIVE BUSINESS

MANCHESTER, CT – September 23, 2008 – Lydall, Inc. (NYSE:LDL) today announced that it will be closing its St. Johnsbury, VT manufacturing facility and consolidating its North American automotive production into its Hamptonville, NC operation. The Company plans to begin the transfer of equipment and production in the fourth quarter of 2008 and to complete the consolidation by the end of 2009.

Lydall anticipates that the costs associated with this consolidation will primarily be comprised of severance related costs, facility exit and move costs, the acceleration of depreciation on assets to be disposed of, certain lease obligation costs and certain income tax charges. The Company expects to record pre-tax charges in the range of approximately $7.5 million to $8.5 million, or approximately $.32 to $.36 per diluted share over the period of consolidation. A portion of these costs will be recorded in the third and fourth quarters of 2008 with the remainder primarily recorded throughout 2009. Cash expenditures are expected to be in the range of $6.5 million and $7.5 million related to this action. Beginning in the latter part of 2009, the Company expects to benefit from significantly reduced fixed overhead and selling, product development and administrative expenses as a result of the consolidation.

Approximately 190 employees will be affected by the closing of the St. Johnsbury operation, and more than 100 new jobs will be created at the Hamptonville facility. St. Johnsbury employees interested in relocating to North Carolina will be given the opportunity to apply for comparable positions.

Dale G. Barnhart, President and Chief Executive Officer of Lydall, commented, “Due to the current downturn in the U.S. automotive market, our two North American automotive plants are running at less than 50 percent capacity. Consequently, we looked at all possible options to rationalize our North American automotive production in the face of this increasingly difficult automotive market. Both our North American operations are profitable, viable businesses; however, the cost of running two plants at less than 50 percent capacity is not practical, especially in this difficult economy and under current market conditions. Consolidating operations in North Carolina will reduce operating costs significantly, increase efficiency, and enhance our flexibility and competitive position.

“The men and women at the St. Johnsbury operation are dedicated and talented people, and I regret that this action has become necessary. We will make every effort to help the employees through this transition. In addition to severance packages, we will offer employees assistance with outplacement services.

“This move will enable us to respond more efficiently to current and projected market demands. We expect a well organized, smooth transition and are committed to as little disruption in service to our customers as possible. We will work closely with key customers throughout the process to continue to meet their specific service and engineering needs.”

About Lydall

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in Europe and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets. For additional information, please visit www.lydall.com.

Forward-Looking Statements

In the interest of more meaningful disclosure, Lydall and its management make statements regarding the future outlook of the Company, which constitute “forward-looking statements” under the securities laws. These forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company, based on assumptions and estimates currently believed to be valid. Forward-looking statements included within this document are generally identified through the use of language such as “believe,” “expect,” “may,” “plan,” “project,” “estimate,” “anticipate” and other words of similar meaning in connection with the discussion of future operating or financial performance. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time.